Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated March 11, 2014

JPMorgan ETF Efficiente 5 Index

MULTI-ASSET AND MULTI-REGION

DYNAMIC ASSET ALLOCATION

EFFICIENT FRONTIER

Launched in October 2010, the JPMorgan ETF Efficiente 5 Index features:

[] Dynamic asset allocation: Allocates across several exchange-traded funds and a cash index, with monthly rebalancing. The levels of the JPMorgan ETF
Efficiente 5 Index reflect the performance of the index components above the cash index and deduct a daily adjustment factor of 0.50% per annum [] Efficient frontier and momentum: Portfolio optimization methodology based on momentum and the efficient frontier concept [] Multi-asset and multi-region: Wide range of asset classes and geographic regions represented [] Volatility target: Targets a volatility of 5% for the strategy [] Access: Investors can access the index via J.P. Morgan-issued certificates of deposits and notes, each of which is subject to the credit risk of the particular issuer

J.P. Morgan Structured Investments | +1 800 576 3529 | si.jpmorgan.com

Index Returns Since Launch(1)
       Jan  Feb  Mar          Apr  May    Jun   Jul Aug   Sep   Oct  Nov
 2010                                                                -1.9%
       Jan  Feb  Mar          Apr  May    Jun   Jul Aug   Sep   Oct  Nov
 2011 -0.2% 1.8% 0.5%         1.4% -1.0% -1.3% 3.9% 3.1%  0.5% 1.4%  0.4%
       Jan  Feb  Mar          Apr  May    Jun   Jul Aug   Sep   Oct  Nov
 2012 0.7%  0.3% -0.9%        1.3% -0.4% 1.4%  2.7% 0.3%  0.0% -0.2% 0.8%
       Jan  Feb  Mar          Apr  May    Jun   Jul Aug   Sep   Oct  Nov
 2013 -0.4% 0.1% 0.3%         2.9% -4.3% -0.9% 2.2% -1.2% 0.7% 1.3%  0.9%
       Jan  Feb  Mar          Apr  May    Jun   Jul Aug   Sep   Oct  Nov
 2014 -1.7% 1.7%

Dec  Full Year
0.6%
Dec  Full Year
0.7%  11.6%
Dec  Full Year
0.7%  6.9%
Dec  Full Year
0.8%  2.4%
Dec    YTD
      0.0%

The Index may be partially univested, may not be successful, may not outperform any alternative strategy related to its components and may not achieve its target volatility of 5%.
The Index is rebalanced monthly with maximum weighting caps applied to the ETFs by asset type and geographic region, which may limit returns.

[] Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant measurement period, the actual historical performance of the Index based on the daily Index closing level from October
31, 2010 through February 28, 2014. Past performance is not indicative of future returns.

JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any notes offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any notes offering that JPMorgan
Chase and Co. has filed with the SEC for more complete information about
JPMorgan Chase and Co. and that offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively,
JPMorgan Chase and Co., any agent or any dealer participating in that offering will arrange to send you the prospectus if you so request by calling +1 800 576
3529. This material is not the product of J.P. Morgan Research Departments. J.P.
Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of NYSE and SIPC.
[C] 2014 JPMorgan Chase and Co. All rights reserved. March 2014